Exhibit 99.1

Intraware, Inc. Earnings Release

INTRAWARE ANNOUNCES SECOND QUARTER FISCAL YEAR 2006 FINANCIAL RESULTS

Company Beats Guidance and Posts Positive Cash Flow

ORINDA, Calif. - October 4, 2005 – Intraware, Inc. (Nasdaq:ITRA), the leading provider of electronic software and license delivery and management solutions for enterprise technology companies, today reported second quarter fiscal year 2006 financial results.  The company beat both revenue and net loss per share guidance, and grew cash and cash equivalents by $0.2 million in the second quarter.

Revenues for the second quarter of fiscal year 2006 were $3.1 million, compared to $2.8 million in total revenues for the immediately preceding quarter.  Revenues for the year-earlier quarter were $2.6 million.  Revenues from total Online services and technology related to the SubscribeNet® service increased from $2.3 million in the first quarter of fiscal year 2006 to $2.5 million in the second quarter.  Alliance and reimbursement revenues increased to $0.6 million in the second quarter of fiscal year 2006 from $0.5 million in the previous quarter.

Gross profit margins in the second quarter of fiscal year 2006 were 52%, compared to 46% in the immediately preceding quarter and 57% in the year-earlier quarter.  Gross profit margins related to total Online services and technology revenues were 57% in the second quarter compared to the first quarter’s total Online services and technology gross profit margins of 52%.  Total gross profit margins related to Alliance and reimbursement revenues increased from 20% to 31% from the first quarter of fiscal year 2006 to the second quarter.

Net loss was $(0.2) million for the second quarter of fiscal year 2006, compared to a net loss of $(0.5) million in the immediately preceding quarter and a net loss of $(0.7) million in the year-earlier quarter.  Second quarter fiscal year 2006 net loss per share was $(0.03) compared to a net loss per share of $(0.09) in the first quarter and a net loss per share of $(0.11) in the year-earlier quarter.  All per share results have been adjusted to reflect the one-for-ten reverse stock split that took effect on September 27, 2005.

Operating Highlights

Since the beginning of the second quarter of fiscal year 2006, Intraware has signed SubscribeNet contracts with four new customers, including Ingram Micro Inc., Avaya Inc., and Kronos Inc.; renewed, extended, or provided additional technology solutions to ten existing SubscribeNet customers including Adobe Systems Incorporated, Bankers Systems Inc., McKesson and Phoenix Technologies Ltd; and commenced seven professional services engagements with existing users of the SubscribeNet service including McKesson, Sybase Inc., and iRise Inc.

Intraware’s SubscribeNet customer base currently consists of 50 customers.  The total annual contract value of the SubscribeNet customer base is $8.6 million, which is an increase of $0.7 million from the first quarter of fiscal year 2006.  Intraware defines total annual contract value as, on any given date, the aggregate annual service fees paid or expected to be paid by Intraware’s customers for services the company has contracted to provide during the then-current annual periods of the customers’ respective contracts with the company.  To be included in total annual contract value, service fees must be either contractually required to be paid, or expected to be paid based on a minimum 12-month history of prior charges and payments that were not required by contractual minimums.  Total annual contract value includes amounts that have been recognized as revenue as well as amounts that may be recognized as revenue in the future.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

Intraware continued to invest in research and development during the second quarter of fiscal year 2006.  In addition to developing the beta environment for the company’s new Digital Fastball™ solution, the company produced key enhancements to the SubscribeNet technology platform.  The company released SubscribeNet 10.0, which gave the SubscribeNet administrative tools used by software publishers a more user-friendly interface.  The release also included improved real time order processing reporting to help software publishers better manage their revenue recognition procedures, a critical feature in today’s challenging regulatory environment.  Lastly, to support software publishers that sell to a worldwide customer base, the engineering team added improved localization capabilities to enable those publishers to communicate using their customers’ languages of choice.

“I am delighted with our results in the second quarter,” stated Peter Jackson, Chairman, Chief Executive Officer and President.  “We have grown our Online services and technology revenues for four sequential quarters and I believe the strength of Intraware’s business model is becoming increasingly apparent.  We also, once again, achieved strong results in our Sales Services team during the second quarter and added three high-profile software developers to our SubscribeNet customer base.”

Business Outlook

Intraware expects third quarter of fiscal year 2006 revenues to be $2.4 million to $2.8 million.  Net loss in the third quarter is expected to be $(0.3) million to $(0.8) million.

The company expects Alliance and reimbursement revenues to decrease in the third quarter due to seasonality in sales of Sun software and to the loss of expense reimbursement under the company’s sales alliance agreement with Software Spectrum.  Under the prior agreement, Intraware received reimbursement of its direct costs in maintaining a team dedicated to sales of Sun software through Software Spectrum.  This reimbursement was recorded as a component of Alliance and reimbursement revenue in accordance with GAAP.  Under the new agreement, Intraware no longer receives reimbursement of those costs.

Total Online services and technology revenues for the 2006 fiscal year are expected to be between $9.7 million and $10.0 million, which would be a 16% to 20% increase over the prior fiscal year.

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss the second quarter results on October 4, 2005, beginning at 5:00 pm Eastern Time.  A live broadcast of the conference call may be heard by dialing 719-457-2679 and entering confirmation code 4620911, or via webcast at http://www.intraware.com/company/investors/conference calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Time on October 4, 2005, and can be accessed by dialing 719-457-0820 and entering confirmation code 4620911.

About Intraware, Inc.

Intraware, Inc. provides digital services that enable enterprise technology publishers to tie together licensing and software processes into a clean, simple customer experience. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware’s digital delivery and management solutions power business-to-business technology providers including Progress Software Inc, Xilinx Inc., EMC Corporation, Sybase Inc., RSA Security Inc. and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888-797-9773 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that the total annual contract value of the SubscribeNet customer base is currently $8.6 million; that the company believes the strength of its business model is becoming increasingly apparent; that the company expects second quarter revenues to be $2.4 million to $2.8 million; that net loss in the second quarter is expected to be $(0.3) million to $(0.8) million; that Alliance and reimbursement revenues are expected to decrease in the third quarter; that Total Online services and technology revenues for the fiscal year are expected to be between $9.7 million and $10.0 million, which would be a 16% to 20% increase over the prior fiscal year; and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include; lower than expected Alliance and reimbursement revenues due to softened demand for Sun Java System and Sun ONE software products; any termination of the company’s sales alliance agreement with Software Spectrum, which is terminable without cause by either party upon 60 days’ notice; the concentration of a substantial portion of Intraware’s revenues in a small number of customers, which could make Intraware’s revenues and contract value vulnerable to unexpected decreases due to cancellations resulting from mergers, in-house development of alternate systems, or other factors; increases in spending on product development or acquisition, which are not offset by revenue increases; the company’s failure to achieve or maintain profitability in future quarters due to lower than expected revenues or higher than expected expenses; any reduction in corporate technology spending due to macroeconomic factors, geopolitical events or other factors; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies. Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K for the 2005 fiscal year filed with the Securities and Exchange Commission (SEC) on April 22, 2005, Intraware’s Form 10-Q for the first quarter of the 2006 fiscal year filed with the SEC on July 8, 2005, and Forms 8-K filed by Intraware with the SEC since the filing of that Form 10-Q. Copies of these and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2005 Intraware, Inc. Intraware is a registered trademark of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

INTRAWARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended		For the six months ended
	August 31, 2005	August 31, 2004	August 31, 2005	August 31, 2004

Revenues:
Online services and technology	$2,464	$1,900	$4,804	$3,595
Alliance and reimbursement	602	690	1,105	1,266
Related party online services and technology	1	4	4	538
Software product sales	—	—	—	42
Total revenues	3,067	2,594	5,913	5,441
Cost of revenues:
Online services and technology	1,055	699	2,177	1,266
Alliance and reimbursement	417	421	818	812
Software product sales	—	—	—	37
Total cost of revenues	1,472	1,120	2,995	2,115
Gross profit	1,595	1,474	2,918	3,326
Operating expenses:
Sales and marketing	595	822	1,277	1,574
Product development	335	409	585	812
General and administrative	902	902	1,846	1,691
Total operating expenses	1,832	2,133	3,708	4,077
Loss from operations	(237)	(659)	(790)	(751)
Interest expense	(16)	(26)	(35)	(55)
Interest and other income and expenses, net	61	26	114	42
Net loss	$(192)	$(659)	$(711)	$(764)
Basic and diluted net loss per share	$(0.03)	$(0.11)	$(0.12)	$(0.13)
Weighted average shares - basic and diluted	6,058	6,012	6,055	5,987

INTRAWARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	August 31, 2005	February 28, 2005
ASSETS
Current assets:
Cash and cash equivalents	$9,031	$9,463
Accounts receivable, net	930	1,765
Costs of deferred revenue	418	404
Other current assets	310	321
Total current assets	10,689	11,953
Cost of deferred revenue, less current portion	68	70
Property and equipment, net	666	863
Other assets, less current portion	113	80
Total assets	$11,536	$12,966
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$510	$823
Accounts payable	484	464
Accrued expenses	894	967
Deferred revenue	2,262	2,450
Related party deferred revenue	—	2
Total current liabilities	4,150	4,706
Deferred revenue, less current portion	32	164
Notes payable, less current portion	247	342
Total liabilities	4,429	5,212
Contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 552 at August 31 and February 29, 2004 (aggregate liquidation preference of $1,000 at August 31 and February 28, 2005)	897	897
Total redeemable convertible preferred stock	897	897
Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 6,069 and 6,045 shares issued and outstanding at August 31 and February 28, 2005, respectively	1	1
Additional paid-in-capital	163,238	163,173
Shareholder receivable	(1)	—
Accumulated deficit	(157,028)	(156,317)
Total stockholders’ equity	6,210	6,857
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$11,536	$12,966

INTRAWARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except per share amounts)

	For the six months ended
	August 31, 2005	August 31, 2004
Cash flows from operating activities:
Net loss	$(711)	$(764)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	299	295
Provision for doubtful accounts	(5)	3
Gain on sale of fixed assets	—	(2)
Amortization of discount on note payable	3	13
Changes in assets and liabilities:
Accounts receivable	840	249
Costs of deferred revenue	(12)	(112)
Other assets	(22)	(70)
Accounts payable	108	(185)
Accrued expenses	(73)	(125)
Deferred revenue	(320)	19
Related party deferred revenue	(2)	(638)
Net provided by (cash used) in operating activities	105	(1,317)
Cash flows from investing activities:
Purchases of property and equipment	(190)	(153)
Proceeds from sale of fixed assets	—	2
Net cash used in investment activities	(190)	(151)
Cash flows from financing activities:
Principal payments on note payable	(587)	(496)
Proceeds from notes payable	176	109
Proceeds from common stock and warrants	64	995
Net cash provided by (used in) financing activities	(347)	608
Net decrease in cash and cash equivalents	(432)	(860)
Cash and cash equivalents at beginning of the period	9,463	11,804
Cash and cash equivalents at end of the period	$9,031	$10,944
Supplemental disclosure of cash flow information:
Cash paid for interest	$32	$43
Supplemental non-cash activity:
Purchases of property and equipment in accounts payable	$3	$142

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com